EXHIBIT 99.2

[BURKE CAPITAL GROUP, L.L.C. LETTERHEAD]

CONFIDENTIAL

August 29, 2005

Mr. Samuel B. Hay, III

Chief Executive Officer

Main Street Banks, Inc.

3500 Lenox Road

Atlanta, GA 30326

Dear Sam:

This letter will confirm that Main Street Banks, Inc. (the “Company”) has engaged Burke Capital Group, L.L.C. (“BCG”) as its exclusive financial advisor with respect to general investment banking matters including the Company’s consideration of the sale of all of the stock or assets of the Company (a “Sale Transaction”).

The scope of BCG’s engagement and terms of compensation due BCG for its activities are described below.

(1)	Scope. BCG’s activities hereunder shall include the following:

A)	BCG will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company, it being understood that BCG shall, in the course of such familiarization, rely entirely upon publicly available information and such other information as may be supplied by the Company,

B)	BCG will be prepared to address specific investment banking matters as requested by the Company from time to time,

C)	BCG will consult with the Company on various strategic alternatives to enhance shareholder value including the likely equity valuation consequences of each, based on its detailed knowledge of the Company. Strategic alternatives may include, but are not limited to, the following:

(i)	The Company’s current operating plan, assuming that no additional capital is raised and all earnings are retained as capital,

(ii)	The effect of an acquisition or merge with another community bank, and

(iii)	The effect of an outright sale of the Company, (a “Sale Transaction”),

D)	BCG will be available to discuss its findings and recommendations with the Company’s Board of Directors. If the Company’s Board of Directors determines to actively explore a Sale Transaction, then BCG activities will further include, as appropriate, and as requested and agreed upon by the Company:

(i)	Accumulation and preparation of information describing the Company for distribution to prospective merger partners or buyers as may be approved by the Company,

(ii)	Establishment of the basis upon which prospective merger partners or buyers will have the opportunity to evaluate the Company and express their interest in it,

(iii)	Distribution of the information and cultivation of prospective interest,

(iv)	Evaluation of the preliminary expressions of interest received,

(v)	Participation in prospective due diligence investigations of detailed information on the Company,

(vi)	Refinement of the expressions of interest and participation in the negotiation of the acquisition terms, and

(vii)	Involvement in negotiation of the definitive agreement and other agreements relating to a Sale Transaction.

E)	BCG will be prepared and available to discuss with the Company’s Board of Directors the economic terms of any Sale Transaction. BCG will also be prepared, upon request, to formalize its comments on the above topics in writing to the Company’s Board of Directors in an opinion letter as provided in Section (4) hereof (the “Opinion Letter”) addressing any proposed Sale Transaction to the Company’s shareholders from a financial point of view. Subject to the provisions of Section (4) hereof, any Opinion Letter rendered to the Company and its Board of Directors may not, however, be summarized, excerpted from or otherwise publicly referred to without BCG’s prior written consent, which consent will not be unreasonably withheld.

(2)	Compensation

As compensation for its activities as described above, BCG will be due the following compensation:

A)	An initial, non-refundable retainer fee (the “Retainer”) of $50,000 will be due upon the signing of this letter to cover BCG’s activities pursuant to Section (l)(A) through (l)(C). The Retainer of $50,000 shall be credited against any Transaction Fee paid BCG under paragraph (2)(C) below.

B)	A fairness opinion fee (the “Fairness Opinion Fee”) of $250,000 will be due upon the issuance of the Opinion Letter (as described in Section 4 below). The Fairness Opinion Fee of $250,000 shall be credited against any Transaction Fee paid BCG under paragraph (2)(C) below.

C)	If a definitive agreement for a Sale Transaction is executed by September 1, 2006, BCG would be due a transaction fee (the “Transaction Fee”) comprised of sixty five basis points (.65% or 65 one-hundredths of a percentage point) of the fair market value of the total consideration (the “Total Consideration”) received by all the Company’s shareholders, warrant holders, and option holders.

For the purposes of this Section (2)(C), the “Total Consideration” shall mean the gross value of all cash, securities and other property paid directly or indirectly by an acquirer to the sellers in connection with a Sale Transaction. The value of any securities (whether debt or equity) or other property shall be determined as follows: (i) the value of securities that are freely tradable in an established public market will be determined on the basis of the average closing market price on the last five trading days immediately prior to the closing of the transaction and (ii) the value of securities that are not freely tradable or have no established public market and the value of consideration that consists of other property, shall be the fair market value thereof, as reasonably determined by the Company and BCG.

BCG acknowledges and agrees that the Company has no obligation to BCG to accept, reject, consummate or close any acquisition proposal and that the Transaction Fee will be due to BCG only if a Sale Transaction is in fact closed.

D)	BCG will also be reimbursed for its reasonable out of pocket expenses (including all travel costs and costs and expenses of any legal counsel for BCG), which shall not exceed a total of $30,000 without the prior written consent of the Company.

(3) Indemnity

In connection with BCG’s engagement hereunder, you agree to indemnify and hold harmless BCG and its respective affiliates, their respective directors, officers, agents, employees and each other person if any, controlling BCG or its affiliates, to the full extent lawful, from and against any losses, claims, damages, or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or BCG’s role or services in connection herewith, and will reimburse BCG and any other party indemnified hereunder for all reasonable costs and expenses (including counsel fees) as they are incurred by BCG or any such indemnified party in connection with investigation, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which BCG is a party. You will not, however, be responsible for any claims, liabilities, losses, damages, costs or expenses which are finally judicially determined to have resulted primarily from BCG’s gross negligence or intentional misconduct. The foregoing agreement shall be in addition to any rights that BCG or any other indemnified party may have at common law or otherwise, including, but not limited to. any right to contribution. Notwithstanding the foregoing, this Section (3) shall not apply to any dispute arising solely between the Company and BCG or any of BCG’s affiliates, their respective directors, officers, agents, employees or each other person controlling BCG or its affiliates.

(4) Fairness Opinion

It is understood that if BCG is requested to render an Opinion Letter as referred to in clause (l)(K) above, it shall be based upon a financial review of the Company and its business and operations as BCG shall deem appropriate and feasible. Such review shall be limited to an analysis of (a) publicly available information with respect to the Company, its outstanding securities and such other matters as BCG deems appropriate, and (b) such other information as shall be supplied to BCG by the Company. The Opinion Letter may be in such form as BCG shall determine, including by stating therein that BCG has relied upon the information furnished to it by the Company, BCG has assumed the accuracy and completeness of such information and has not attempted independently to verify any of such information. The Opinion Letter shall, in any event, be limited to the fairness, from a financial point of view, of the consideration to be received in the proposed Sale Transaction, and shall not address the Company’s underlying business decision to effect the proposed Sale Transaction. BCG will consent to the inclusion of the Opinion Letter in its entirety (including all attachments thereto) in any communication by the Company or the Board of Directors to the stockholders of the Company.

(5) Confidentiality

BCG respects the confidential nature of this assignment and, except as required by law, will maintain, and will cause its representatives to maintain, the confidentiality of this assignment, all information related to the proposed Sale Transaction and all information received from the Company.

(6) Information

The Company will furnish BCG (and will request that each prospective purchaser with which the Company enters negotiations furnish BCG) with such information as BCG believes appropriate to its assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that BCG: (a) will use and rely primarily on the Information and on data available from generally recognized public sources in performing its duties without having independently verified same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other public information; and will not make an appraisal of any assets of the Company or any prospective purchaser. BCG will not contact or furnish any Information to a prospective purchaser without the prior written consent of the Company or the Company’s legal counsel. In addition, no Information will be provided by BCG to a prospective purchaser unless such prospective purchaser enters into a confidentiality agreement in a form acceptable to the Company.

(7) Termination

This engagement will terminate if a definitive agreement relating to a Sale Transaction is not executed by September 1, 2006, unless extended by written agreement by all parties. If such a definitive agreement is executed by September 1, 2006, but is thereafter terminated this engagement shall terminate on the date of the termination of such definitive agreement. The Company may also terminate this agreement at any time. The provisions of Sections 3, 4, 5, 6, and 7 will survive such termination. In the event of any termination by the Company or otherwise, the provisions of Section 2 will survive such termination if, at any time prior to the expiration of one year after such termination, the Company enters into a definitive agreement with a prospective purchaser (as detailed on attachment A), with whom contact was proposed by BCG prior to the termination date, for the sale of a majority of its stock or assets, and such proposal results in a Sale Transaction which is ultimately consummated and closed with such entity within nine months of the Company’s execution of the definitive agreement.

Please confirm that the foregoing is in accordance with your understanding and agreements with BCG by signing and returning to BCG the duplicate of this letter enclosed herewith.

Very truly yours,
Burke Capital Group, L.L.C.

By:	/s/ Dennis L. Wolfarth
Dennis L. Wolfarth
Managing Principal

ACCEPTED AND AGREED AS OF

THE DATE FIRST ABOVE WRITTEN;

Main Street Banks, Inc.

/s/ Samuel B. Hay III
Samuel B. Hay, III
Chief Executive Officer